Exhibit 3.32
ARTICLES OF ORGANIZATION OF
Genesee Holdings III, LLC
Under Section 203 of the Limited Liability Company Law

FIRST:    The name of the limited liability company is:
Genesee Holdings III, LLC

SECOND:    The county, within this state, in which the office of the limited liability company is to be located is ERIE.

THIRD:    The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The address within or without this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is:

Large Range Regulated, LLC 4455 Genesee Street
Buffalo, NY 14225

I certify that I have read the above statements, I am authorized to sign these Articles of Organization, that the above statements are true and correct to the best of my knowledge and belief and that my signature typed below constitutes my signature.

Adam Lynch (signature)
___________________________
Adam Lynch , ORGANIZER Calspan Corporation
4455 Genesee Street
Buffalo, NY 14225

Filed by:
Adam Lynch Calspan Corporation 4455 Genesee Street
Buffalo, NY 14225

FILED WITH THE NYS DEPARTMENT OF STATE ON: 10/08/2020 FILE NUMBER: 201008010089; DOS ID: 5853219
DOS-1239-f-l l (Rev. 02/12)    Page 1 of 1